Leo Blomen
Chief Executive Officer
HydroGen, llc
1801 Route 51 South
Jefferson Hills, PA
15025

April 8, 2005

Mr. Joshua Leif Tosteson
423 Sterling Place
Brooklyn, NY 11238

Dear Josh:

It is with considerable pleasure I write to make you, on behalf of HydroGen, L.L.C. ("HydroGen" or the "Company"), a formal offer of employment with HydroGen, L.L.C. This letter shall serve, upon your execution and return to me, as our agreement ("Agreement") for terms of employment. It will, however, be subject to you signing (1) HydroGen's general employment agreement ("General Agreement", attachment "A" hereto), and (2) HydroGen's Employee Handbook acknowledgement (attachment "B" hereto).

Your signature and acknowledgment of the General Agreement and Employee Handbook is required because these documents set forth the Company's general employment policies applicable to all employees of HydroGen. However, in the event (and solely to the extent) that any of the terms and conditions of this Agreement is in direct conflict with any provisions of the General Agreement and the Employee Handbook, this Agreement shall supersede those documents and shall control. In particular, you will note that the General Agreement includes an "employment at-will" provision stating that all employees of HydroGen may have their employment status be terminated at any time, for any or no reason, at the discretion of the Company. HydroGen will, from time to time, in order to attract key management, enter into contractual arrangements, such as this one, that vary from its standard "at-will employment" policy and agree to a specific period of employment and/or severance pay in the event of termination. However this Agreement is subject to termination for Cause, as such term is defined herein. Similarly, and for the same reasons, your benefits or vacation time as stated herein may vary from that provided in the General Agreement or the Employee Handbook, and this Agreement will again control.

Your terms of employment are as follows:

1. A base salary of $185,000/yr, payable biweekly, increasing to $225,000/yr, should HydroGen complete a secondary offering in company securities, which secondary offering is targeted for in and around summer 2006 ("secondary offering" as used in this Agreement means the second round of raising public or private capital, and excludes all financings that may have taken place prior to

this Agreement, including but not limited to any recapitalization or bridge loans, and including but not limited to the anticipated offering of securities to be made on or around April 2005); plus a first-year bonus equal to 50% of base compensation following successful completion of milestones set forth in an understanding that you and the Company will agree to within 2 months from the date of employment. In subsequent years, your bonus will be targeted at 70% of base compensation, following the achievement of corporate and personal goals, such personal goals to be mutually agreed upon and subject to the approval of the Company's compensation committee. Corporate goals will be no different from those goals used to determine the bonuses of other members of the Company's senior management team, including the CEO and CFO;

2. You shall work from any of our offices and you shall not be required to relocate or be assigned to work from any other office against your will. Your duties will, however, include frequent and periodic travel to other locations. The Company shall pay all reasonable travel expenses in accordance with its policies and procedures;
3. Participation (for yourself, your spouse and minor dependents) in the standard HydroGen benefits package provided all full time employees, including coverage in the Company's medical and disability plans;
4. A term life insurance policy with the beneficiaries set forth pursuant to your direction equal to two times your annual salary, provided that HydroGen's insurer agrees to provide such insurance; and
5. Four weeks per year paid vacation, accruing in a manner consistent with the general vacation policies set forth in the Employee Handbook and taken

This Agreement shall be for a term of 36 months, commencing April 1, 2005, and shall automatically renew on a year to year basis unless either you or the company provide 60 days advance written notice prior to the end of the term that the Agreement will not be renewed. Notwithstanding the foregoing, this Agreement may be terminated for Cause by the Company prior to the scheduled expiration of the term of this Agreement.

Your title will be President and your assignment is on a full time basis. You will report to me, as the Chief Executive Officer of HydroGen, and serve as part of the executive management team. As an officer of the Company, you will be responsible to undertake those general fiduciary obligations that are imposed on you by law. Your duties and responsibilities will be set forth in an attachment to be prepared within one month of the execution of this Agreement (Attachment "C"), and will be developed by the Chief Executive Officer and the Company in consultation with you.

If your employment is terminated for Cause by the Company, then your compensation, and your rights under this Agreement, will terminate on the date your employment is terminated, and the Company will have no further liability under this Agreement except for payment of (i) earned and unpaid base salary as of the effective date of termination, and (ii) any expenses incurred by you for which you are properly entitled to reimbursement not theretofore reimbursed by the Company.

As used herein, the term "Cause" shall mean the willful and material breach of any fiduciary duty owed to the Company, a conviction of or a no contest plea to a felony offense or possession of illegal narcotics; habitual drunkenness or use of illegal drugs, total disability for more than 6 months, and illegal conduct or gross misconduct, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company. Should HydroGen terminate this Agreement or your employment for any reason other than for "Cause" as set forth above, you shall be entitled to a lump sum payment equal to one year of base pay and the continuation of all benefits and perquisites at company expense for a period of 1 year from the date of termination, and an amount representing the annual bonus for the year of termination based on full achievement of all personal targets, plus the actual achievement of company targets, and multiplying that amount by a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, as well as any accrued but unpaid vacation pay, any earned and unpaid salary and bonus as of the date of termination, plus all unpaid and reasonable expenses you may have incurred on behalf of the Company to the date of notice of termination. In the event that the Company (or any successor or assign) does not obtain at least a total of $7 million in gross proceeds (or commitments for such proceeds) through the sale or exchange of its equity or through borrowing or otherwise, prior to the one year anniversary of the date upon which HydroGen terminates this agreement or your employment for any reason other than "Cause", you shall not be entitled to the lump sum payment equal to six months of base pay described above. All other payments, benefits and perquisites described above shall remain due.

You may terminate your employment with the company upon 30 days written notice for Good Reason or without Good Reason. Good Reason shall mean the assignment to you of any duties inconsistent in any material respect with the duties described above, or any other action by the company that results in a material diminution in your position or authority, duty, title, responsibilities, or reporting requirements, any material failure by the company to pay any compensation within 30 days after such compensation is due under this agreement, any material failure to provide and/or pay for any benefit under this agreement, any relocation of your principal business location outside of the New York metropolitan area. You agree to give the Company written notice of any material breach of this Agreement, and to allow the Company 30 days to cure any breach so noticed. In the event you terminate employment for Good Reason, you shall receive from the Company all of the payments, perquisites and benefits due from the Company described above in the event of a termination by the Company for any reason other than for "Cause."

This agreement shall be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), to all or substantially all of the business and/assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. The Company's failure to comply with this requirement shall constitute Good Reason for the termination of your employment. As used in this

Agreement, "Company" shall mean both the Company as defined above and any such successor.

Finally, the Company agrees to make its best efforts to purchase Directors' and Officers' Liability Insurance, and include you as a named beneficiary. In addition, the Company agrees to provide you an indemnification agreement in the form attached hereto as Attachment "D", which Indemnity Agreement shall be executed by both you and the Company.

Josh, I very much look forward to a prosperous time ahead for HydroGen. Please review the attachments to this Agreement carefully, and let me know if you have any questions. Once you are satisfied with this arrangement, please execute this Agreement and return it to me. You will need to execute the General Agreement and Employee Handbook acknowledgment on or before your starting date.

Yours Very Truly,

Leo Blomen
Chief Executive Officer
HydroGen, L.L.C.

Agreed and Accepted,
This 5TH day of ~~April~~ MAY, 2005

Joshua L. Tosteson

Agreement, "Company" shall mean both the Company as defined above and any such successor.

Finally, the Company agrees to make its best efforts to purchase Directors' and Officers' Liability Insurance, and include you as a named beneficiary. In addition, the Company agrees to provide you an indemnification agreement in the form attached hereto as Attachment "D", which Indemnity Agreement shall be executed by both you and the Company.

Josh, I very much look forward to a prosperous time ahead for HydroGen. Please review the attachments to this Agreement carefully, and let me know if you have any questions. Once you are satisfied with this arrangement, please execute this Agreement and return it to me. You will need to execute the General Agreement and Employee Handbook acknowledgment on or before your starting date.

Yours Very Truly,

Leo Blomen
Chief Executive Officer
HydroGen, L.L.C.

Agreed and Accepted,
This 5TH day of ~~April~~ MAY, 2005

Joshua L. Tosteson